Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION
OF
FUTURE ENERGY SOLUTIONS, INC.

Under Section 807 of the Business Corporation Law

The undersigned, being the Chief Executive Officer of Future Energy Solutions, Inc., a New York corporation organized under the New York Business Corporation Law (the "BCL"), hereby certifies:

A. The name of the corporation is Future Energy Solutions, Inc. (the "Corporation").

B. The certificate of incorporation of the Corporation (the "Certificate") was originally filed with the Department of State on the 30th day of March, 2001.

C. The Certificate, as heretofore amended, is hereby further amended:

1. to increase the number of shares of capital stock that the Corporation is authorized to issue from 10,000,000 shares of Common Stock, par value $0.001 per share, to 500,000,000 shares of Common Stock, par value $0.0001 per share, and to add 5,000,000 shares of Preferred Stock, par value $0.0001 per share.

2. To change the issued and unissued shares of Common Stock of the Corporation as follows:

Upon the effective date of this Amended and Restated Certificate of Incorporation (the "Effective Date"), the 3,982,000 issued and outstanding shares of Common Stock, par value $0.001 per share (the "Old Common Stock"), shall immediately and without any action by the holder thereof be converted and reclassified into 79,640,000 shares of Common Stock, par value $0.0001 per share (the "New Common Stock"), at the rate of 20 shares of New Common Stock for each share of Old Common Stock. The remaining 6,018,000 unissued shares of Common Stock, par value $0.001 per share, shall immediately and without any action on the part of the Corporation be converted and reclassified into 420,360,000 unissued shares of Common Stock, par value $0.0001 per share, at the rate of 69.85044865 to 1. Each holder of a certificate or certificates, which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (whether one or more, the "Old Certificates"), shall be entitled to receive, upon surrender of such Old Certificates to the Corporation for cancellation, a certificate or certificates (whether one or more, the "New Certificates") representing the number of shares of the New Common Stock, into which, and for which, the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Effective Date, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof. If more than one Old Certificate shall be surrendered at one time for the account of the same shareholder, the number of shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. If any New Certificate is to be issued in a name other than that in which the Old Certificates for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish, to the satisfaction of the Corporation, that such taxes are not payable. Within a reasonable time after the Effective Date, notices shall be given to the shareholders of record as of the Effective Date instructing them to surrender the Old Certificates for cancellation and reissuance of the New Certificates. From and after the Effective Date, the amount of stated capital represented by the shares of the New Common Stock, into which and for which the shares of Old Common Stock are reclassified under the terms hereof, shall be $7,964, representing an increase in stated capital of $3,982.

3. to reduce the par value of the issued and unissued authorized shares of Common Stock, as described in paragraphs C.1 and C.2 above, from $0.001 par value per share to $0.0001 par value per share.

4. to create a classified Board of Directors in accordance with Section 704 of the BCL, dividing the directors into three classes and establishing the terms for which they will serve their respective directorships.

5. to provide that any proposed amendment to the provisions of the Corporation's Certificate of Incorporation relating to the classification or de-classification of the directors, the removal of directors or the exculpation of directors for liability to the Corporation or the shareholders, be approved by an affirmative vote of in excess of at 66 2/3% of the issued and outstanding shares of Common Stock entitled to vote thereon at the time of any such proposed amendment.

6. to change the name of the Corporation from Future Energy Solutions, Inc. to WindTamer Corporation.

D. the Restated Certificate of Incorporation, in its entirety, shall read as set forth below.

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CERTIFICATE OF INCORPORATION
OF
WINDTAMER CORPORATION

Under Section 402 of the Business Corporation Law

1. The name of the Corporation is WindTamer Corporation (the "Corporation").

2. The office of the Corporation is to be located in the County of Livingston, State of New York.

3. The purpose or purposes for which the Corporation is formed are to engage in any lawful act or activity for which a corporation may be organized under the Business Corporation Law (the "BCL"), provided that the Corporation is not formed to, nor will it, engage in any act or activity requiring consent or approval of any state official, department, board, agency, or other body without such consent or approval first being obtained.

4. Whenever shareholders are required or permitted to take any action by vote, such action may be taken without a meeting, without prior notice, and without a vote if a written consent, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

5. A. The total number of shares of capital stock which the Corporation has authority to issue is 500,000,000 shares of common stock, par value $0.0001 per share (the "Common Stock"), and 5,000,000 shares of preferred stock, par value $0.0001 per share (the "Preferred Stock").

B. The Corporation's Board of Directors is hereby authorized from time to time to issue additional shares of Preferred Stock as shares of any series of Preferred Stock and, in connection with the creation of each such series, to fix by the resolution or resolutions providing for the issue of shares thereof, the number of shares of such series, and the designations, powers, preferences, and rights, and the qualifications, limitations, and restrictions, of such series, to the full extent now or hereafter permitted by New York law.

6. No holder of the shares of any class of the Corporation shall be entitled as of right to purchase or subscribe for any part of the unissued stock of the Corporation or of any stock to be issued by reason of any increase in the authorized capital stock of the Corporation or the number of its shares, or of bonds, certificates of indebtedness, debentures or other securities convertible into stock of the Corporation or of any stock of the Corporation purchased by its nominees.

7. A. The directors shall be divided into three classes in accordance with Section 704 of the BCL. All classes shall be as nearly equal in number as possible. The terms of office of the directors initially classified shall be as follows: that of the first class shall expire at the next annual meeting of shareholders; the second class at the second succeeding annual meeting; and, the third class at the third succeeding annual meeting. At each annual meeting after such initial classification, directors to replace those whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting.

B. If the directors are classified and the number of directors is thereafter changed, any newly created directorships or any decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal as possible. When the number of directors is increased by the Board of Directors and newly created directorships are filled by the Board of Directors, there shall be no classification of such additional directors until the next annual meeting of shareholders. Any such additions or decreases in the number of directorships shall have no effect on the terms or classifications of incumbent directors.

C. If the Corporation shall thereafter elect to de-classify the directors, it may do so upon affirmative vote of in excess of 66 2/3% of the issued and outstanding shares of Common Stock entitled to vote thereon at the time of any such proposed de-classification. In the event of a de-classification, each existing director shall be permitted to serve out his or her remaining term, and during such term, may be removed only for cause and only by affirmative vote of in excess of 66 2/3% of the issued and outstanding shares of Common Stock entitled to vote thereon at the time of any such proposed termination for cause. Regardless of whether the Corporation maintains a classified board or not, directors may be removed only for cause and only by affirmative vote of in excess of 66 2/3% of the issued and outstanding shares of Common Stock entitled to vote thereon at the time of any such proposed termination.

8. Notwithstanding any other provision of this Certificate of Incorporation or the By-Laws of this Corporation, no provision of Article 7, 8 or 9 of this Certificate of Incorporation, shall be amended, modified or repealed, nor shall any provision of the By-Laws of the Corporation inconsistent with any such provision be adopted by the Shareholders of the Corporation unless approved by the affirmative vote of in excess of 66 2/3% of the issued and outstanding shares of Common Stock entitled to vote thereon at the time of any such proposed amendment.

9. A director of the Corporation shall not be liable to the Corporation or its shareholders for damages for any breach of duty in such capacity except for: (i) liability if a judgment or other final adjudication adverse to a director establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the director personally gained a financial profit or other advantage to which he or she was not legally entitled or that the director's acts violated BCL Section 719; or (ii) liability for any act or omission prior to the adoption of this provision.

10. The Secretary of State is designated as the agent of the Corporation upon whom service of process against the Company may be served. The post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is P.O. Box 460, Livonia, New York 14487.

The foregoing amended and restated Certificate of Incorporation was authorized by the vote of a majority of the Board of Directors at duly called special meeting thereof and by the written consent of the holders of a majority of the outstanding shares of the Corporation entitled to vote thereon.

IN WITNESS WHEREOF, the undersigned has signed this amended and restated Certificate of Incorporation this 24th day of November, 2008, and confirms the statements contained therein are true under penalties of perjury.

WindTamer Corporation

By:	/s/ Gerald E. Brock
Gerald E. Brock, Chief Executive Officer

RESTATED CERTIFICATE OF INCORPORATION

OF

FUTURE ENERGY SOLUTIONS, INC.

Under Section 807 of the Business Corporation Law

WOODS OVIATT GILMAN LLP
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